EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-22219) of Zenith National Insurance Corp. of our report dated June 24, 2009 relating to the financial statements of the Zenith National Insurance Corp. 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

June 24, 2009